UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2016 (June 29, 2016)

GENCO SHIPPING & TRADING LIMITED
 (Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor New York, NY	10171
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed in a Current Report on Form 8-K filed on June 10, 2016 (the “June 10 8-K”), under a commitment letter (the “Commitment Letter”) executed by Genco Shipping & Trading Limited (the “Company”) and certain of its lenders for a senior secured term loan facility described therein (the “New Facility”), the Company received grants or extensions of waivers with regard to its collateral maintenance covenants under its $100 Million Term Loan Facility, $253 Million Term Loan Facility, $148 Million Credit Facility, $22 Million Term Loan Facility, $44 Million Term Loan Facility, and its 2015 Revolving Credit Facility (the “Prior Facilities”).  On June 30, 2016, the Company and such lenders entered into an amendment and restatement of the Commitment Letter (the “Amendment”) under which, among other things, such waivers were extended until September 30, 2016.  The Amendment also provides for additional waivers of the Company’s minimum cash covenants that are applicable on a company-wide basis, so long as cash and cash equivalents of the Company are at least $25,000,000, and of the Company’s maximum leverage ratio through September 30, 2016.  In addition, from August 31 through September 30, 2016, the amount of cash that the Company would need to maintain under its minimum cash covenants applicable only to obligors in each facility would be reduced by up to $250,000 per vessel, subject to an overall maximum cash withdrawal of $10,000,000 to pay expenses and additional conditions. The effectiveness of such new waivers and waiver extensions was conditioned on extension of the equity commitment letters entered into on June 8, 2016 by funds managed by affiliates of Centerbridge Partners, affiliates of Strategic Value Partners, LLC, and  funds managed by affiliates of Apollo Global Management, LLC through September 30, 2016, which were so extended by amendments entered into on June 29, 2016.  The Amendment extended the Company’s June 30, 2016 deadline to enter into a definitive purchase agreement for the equity financing referred to in Item 7.01 to August 15, 2016.

Also, on June 29, 2016, the Company entered into a commitment letter (the “$98 Million Facility Commitment Letter”) for certain amendments to its $98 Million Facility as defined in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.  The $98 Million Facility Commitment Letter provides for certain covenant relief through September 30, 2016.  For such period, compliance with the company-wide minimum cash covenant has been waived so long as cash and cash equivalents of the Company are at least $25,000,000; compliance with the maximum leverage ratio has been waived; and the ratio required to be maintained under the Company’s collateral maintenance covenant will be 120% rather than 140%.

Item 7.01.	Regulation FD Disclosure.

Set forth below is certain information provided to prospective investors in the private placement equity financing referred to in the June 10 8-K.  Such information includes proposed terms of the New Facility.  There can be no assurance that the Company will be able to enter into the New Facility or complete any equity financing or any of the other alternatives under consideration by the Company, and the terms of the New Facility may vary significantly from the terms described below.

The uses specified to potential investors for the $125 million equity financing were estimated to be $37 million for repayment of debt, $83 million for general corporate purposes, and $6 million for transaction fees and expenses.  The Company estimated that as of June 30, 2016, its total cash would be approximately $73 million, its total debt would be approximately $562 million, and its shareholders’ equity would be approximately $1,020 million. Such numbers are estimates only and are subject to adjustment in connection with the completion of the Company’s financial statements for the quarter.

The Company disclosed to potential investors the following terms related to the New Facility:

•	Deferment of 2.5 years of debt amortization totaling approximately $127 million of amortization calculated at the time the presentation was given in June 2016, which would otherwise be made from 2016 to 2018 under the Prior Facilities;

•	Maturity in 2021;

•	a cash sweep mechanism to allow for further deleveraging upon improved market conditions;

•	an interest rate of LIBOR plus 375 basis points with an option to convert 150 basis points of this to principal through December 31, 2018;

•	a reduced covenant structure with no testing of collateral maintenance through June 29, 2018 and a minimum value covenant of 105% starting June 30, 2018, with gradual step-ups thereafter;

•	other covenants including debt to total book capitalization and minimum working capital;

•	the collateral maintenance covenant of 140% under the $98 million credit facility with certain funds managed or advised by Hayfin Capital Management, Breakwater Capital Ltd, or their nominee would remain in place, but certain amounts could be netted against its measurement;

•	a reduction of minimum liquidity under the refinanced facilities from $52.5 million to $21.5 million through December 31, 2018; and

•	the sale or scrapping of ten vessels (including the Genco Marine, which had already been scrapped in May 2016).

The amortization schedule under the New Facility is expected to result in increased cash availability through 2018.  The Company estimated at the time the presentation was given in June 2016 that the combination of the proposed equity offering and refinancing would create approximately $278 million of liquidity.  The sale or scrapping of the vessels was estimated to increase cash by approximately $16 million and result in an impairment charge of approximately $67 million.

Using financial data as of March 31, 2016, the Company’s net loan-to-value ratio, or Net LTV, was estimated be to 65% as of such date and 49% assuming completion of the proposed equity financing and the New Facility.  Also using financial data as of March 31, 2016 and the

Company’s closing stock price as of June 10, 2016, the ratio of the Company’s stock price to net asset value, or P/NAV, was estimated to be 16%.1

The Company further provided potential investors with information on its estimated daily expenses for the second half of 2016 and the second through fourth quarters of 2016 as set forth in Exhibit 99.1 hereto.  Such estimated amounts were prepared in June 2016 and April 2016, respectively, and were based on certain assumptions as described below, many of which are beyond the control of the Company and may not prove to be accurate. Such estimated amounts do not necessarily reflect current assumptions Company management may have about prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the estimates were prepared.  Readers of this Form 8-K are therefore cautioned not to rely on the estimated amounts set forth in Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 furnished herewith, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as otherwise stated in such filing.

Nothing in this report constitutes an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction (including without limitation the United States of America) to the public generally or to any person.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations.

1 Net LTV was calculated based on total debt (including capital lease obligations) less cash (including restricted cash) as per the balance sheet of the Company, divided by gross asset value.  Vessel values used for the calculation of Net LTV and P/NAV were estimates derived from values published in Clarksons Research. These values were for standard ships of the types described in average condition, built at “first class competitive” Far East / European shipyards but with no account taken for survey status or condition which could affect values. To the extent a vessel does not meet these standards, the value of a vessel may be lower. As these vessel values are only published for vessels with ages in five year increments, the value of a vessel with an age between those used in Clarksons Research was interpolated using the two closest data points. Using the average of valuations of our vessels on an individual charter free basis from two brokers, which is the method for valuing our vessels under the Company’s credit facilities, the aggregate vessel value under the valuations that the Company had at the time the presentation was first made to investors (which are not the valuations in effect for purposes of computing covenant levels in the Company’s credit facilities) was approximately 10% lower than the aggregate estimated value in the Net LTV and P/NAV calculations. Neither the valuations the Company obtains for its vessels nor the estimated values used for such calculations are necessarily the same as the amount any vessel may bring upon sale, which may be more or less, and should not be relied upon as such. The vessel values used were for illustrative purposes in the presentation to potential investors and for no other purpose.

Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) further declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the ability to realize the expected benefits of the our merger with Baltic Trading to the degree, in the amounts or in the timeframe anticipated; (xvi) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvii) our ability to continue as a going concern, (xviii) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xix) our ability to implement measures to resolve our liquidity and covenant compliance issues; (xx) our ability to fulfill requirements to borrow under the New Facility, including without limitation our ability to complete the equity financing and vessel sales called for under the New Facility; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Presentation Materials.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: June 30, 2016

By	/s/ Apostolos Zafolias
Apostolos Zafolias
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Presentation Materials.